MERRILL LYNCH VARIABLE SERIES FUNDS, INC./

MERRILL LYNCH BALANCED CAPITAL FOCUS FUND

SERIES # 20

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
02/08/01	KPMG Consulting	$32,400.	$2,042,676,000.	Morgan Stanley
02/22/01	Union Planters 7.75% 03/01/11	$500,00.	$500,000,000.	Smith Barney
03/08/01	CSX Corp 6.75% 03/15/11	$500,000.	$500,000,000.	Goldman Sachs
		$	$
		$	$
		$	$